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                                                                    EXHIBIT 11.1

                                Geron Corporation

              Statement Regarding Computation of Net Loss Per Share

                (In thousands, except share and per share amounts)

                                                             Three Months Ended             Six Months Ended
                                                                  June 30,                       June 30,
                                                         -------------------------     --------------------------
                                                                               (Unaudited)
                                                             1996          1995           1996           1995
                                                         ----------     ----------     ----------     -----------
Net loss                                                 ($   2,459)    ($   1,926)    ($   4,894)    ($    4,880)
                                                         ==========     ==========     ==========     ===========


Shares used in calculation of net loss
     per share:

     Weighted Average Common Shares outstanding             951,700        872,666        922,783         791,041
     Shares related to SAB Nos. 55, 64 and 83               723,447        723,447        723,447         723,447

                                                         ----------     ----------     ----------     -----------
     Shares used in computing net loss per share          1,675,147      1,596,113      1,646,230       1,514,488
                                                         ==========     ==========     ==========     ===========

                                                         ----------     ----------     ----------     -----------
     Net loss per share                                  ($    1.47)    ($    1.21)    ($    2.97)    ($     3.22)
                                                         ==========     ==========     ==========     ===========
Calculation of shares outstanding for computing
     supplemental net loss per share:

     Shares used in computing net loss per share            951,700        872,666        922,783         791,041

     Adjusted to reflect effect of assumed conversion
     of preferred stock from date of issuance             6,363,347      5,212,449      6,314,556       5,212,449
                                                         ----------     ----------     ----------     -----------
     Shares used in computing supplemental net
     loss per share                                       7,315,047      6,085,115      7,237,339       6,003,490
                                                         ==========     ==========     ==========     ===========

                                                         ----------     ----------     ----------     -----------
     Supplemental net loss per share                     ($    0.34)    ($    0.32)    ($    0.68)    ($     0.81)
                                                         ==========     ==========     ==========     ===========